Exhibit 99.1
EZCORP ANNOUNCES ACQUISITION OF PAWN STORES IN UTAH
AUSTIN, Texas (May 5, 2011) — EZCORP, Inc. (Nasdaq: EZPW) announced today that it has completed the acquisition of seven pawn stores located in the Salt Lake City area. These stores, which have been operated under the Jumping Jack Cash brand, were purchased for cash from Jumping Jack Cash Utah, LLC. The acquired stores include four traditional pawn stores, two “super stores,” and one jewelry-only specialty store.
“The acquisition of these stores gives us an immediate and significant pawn presence in the Salt Lake City area,” said Eric Fosse, President of the company’s North American Operations. “Salt Lake City is a very attractive area for us, and these pawn stores complement our existing 17 EZ Loan Services stores in Utah.”
“This acquisition also aligns with our strategic initiative to diversify our product offerings, delivery methods and geographies,” continued Mr. Fosse. “With our previously announced planned acquisition of 15 Mister Money pawn stores in Iowa, Wisconsin, and Illinois, which is scheduled to close later this month, we will have extended our U.S. pawn operations into three new states this year. These acquisitions enable us to leverage our existing operational structure, while giving us a solid base for continued expansion.”
About EZCORP
EZCORP is a leading provider of specialty consumer financial services. It provides collateralized non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells merchandise, primarily collateral forfeited from its pawn lending operations.
EZCORP operates more than 1,000 stores, including over 500 pawn stores in the U.S. and Mexico and over 500 short-term consumer loan stores in the U.S. and Canada. The company also has significant investments in Cash Converters International Limited (CCV.L and CCV.ASX), which franchises and operates a worldwide network of over 600 stores in 21 countries that provide financial services and sell pre-owned merchandise, and Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 140 stores.
Special Note Regarding Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the Company’s expected performance in future periods, including the anticipated impact of the newly acquired stores. These statements are based on the Company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise and changes in the regulatory environment. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
EZCORP Investor Relations
(512) 314-2220.